Exhibit 3.2

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

of

GMF WHOLESALE RECEIVABLES LLC

(a Delaware Limited Liability Company)

dated as of March 27, 2013

by

AMERICREDIT FINANCIAL SERVICES, INC.,

as Member

i

ii

LIMITED LIABILITY COMPANY AGREEMENT, is made and entered into to be effective for all purposes as of March 27, 2013 (this “Agreement”) by AmeriCredit Financial Services, Inc. d/b/a/ GM Financial (“GMF”), as the sole member of the Company, and by the members of the Board.

RECITALS

The Member (as defined below) hereby establishes GMF Wholesale Receivables LLC (the “Company”) under the laws of the State of Delaware pursuant to this Agreement and the Certificate of Formation of the Company, dated as of February 22, 2013 (the “Certificate of Formation”).

The parties hereto desire to enter into a written agreement, in accordance with the provisions of the Act (as defined herein) and any successor statute, as amended from time to time, governing the affairs of the Company and the conduct of its business.

WITNESSETH

For and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

USAGE AND DEFINITIONS

Section 1.1 Definitions».

(a) Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings assigned to them in Appendix A to the Indenture, dated on or about March 27, 2013 (the “Indenture”), between GMF Floorplan Owner Revolving Trust, as issuer (in such capacity, the “Issuer”), and Wells Fargo Bank, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”). Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6, Sections 18-101 through 18-1109 of the Delaware Code).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means all applicable laws, ordinances, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, interpretations, licenses and permits of any Governmental Authority.

“Authorized Officer” has the meaning specified in Section 4.11.

“Bank” has the meaning set forth in Section 2.5(d).

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means this Agreement, any sale agreement, transfer agreement, indenture, note purchase agreement, receivables purchase agreement, interest rate swap agreement, trust agreement, administration agreement and other agreements relating to the acquisition and disposition of Receivables by the Company and the issuance of Securities, including the Trust Agreement, Receivables Purchase Agreement, the Transfer and Servicing Agreement, and other documents and certificates delivered in connection with such agreements, as such agreements may be amended from time to time.

“Board” has the meaning set forth in Section 4.1(a).

“Certificate” has the meaning specified in the Indenture.

“Certificate of Formation” has the meaning specified in the Recitals, as amended from time to time in accordance herewith.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning specified in the Recitals.

“Company Account” has the meaning set forth in Section 2.5(a).

“Damages” has the meaning set forth in Section 6.2(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“GMF” means AmeriCredit Financial Services, Inc., doing business as GM Financial.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” has the meaning set forth in Section 2.4(h).

“Indemnified Persons” has the meaning specified in Section 6.2(a).

“Indenture” means that certain Indenture by and between the Issuer and Wells Fargo Bank, National Association, as Indenture Trustee.

“Independent Manager” shall mean an individual who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years, and shall not be as long as such Person is a Manager of the Company, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): General Motors Financial Company, Inc., GMF, the Servicer, the Issuer, or any of their respective subsidiaries or Affiliates (other than the Company), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director or independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Independent Parties” has the meaning set forth in the definition of Independent Manager.

“Issuer” means GMF Floorplan Owner Revolving Trust, a Delaware statutory trust.

“Manager” has the meaning set forth in Section 4.2.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or institute proceedings seeking, or consent to, the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means GMF, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member.

“Opinion of Counsel” means a written opinion of counsel, which counsel may be an employee of GMF or an Affiliate or may provide legal services to GMF or an Affiliate.

“Percentage Interest” has the meaning set forth in Section 5.1.

“Permitted Transactions” means the activities, exercises and powers described in Section 2.4.

“Person” means any legal person, including any corporation, estate, natural person, firm, joint venture, joint stock company, limited liability company, limited liability partnership, partnership (limited or general), trust, business trust, unincorporated organization, association, enterprise, government, any department or agency of any government or any other entity of whatever nature.

“Receivables” has the meaning set forth in Section 2.4(a).

“Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated on or about March 27, 2013, between GM Financial, as seller, and the Company, as buyer.

“Securities Act” means the Securities Act of 1933.

“Security” means any series or classes of asset-backed bonds, notes or other evidences of indebtedness or certificates or other securities issued by the Issuer.

“Servicer” means GM Financial or any successor thereto in its capacity as “Servicer”.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 2.12, a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“State” means any State or Commonwealth of the United States or the District of Columbia.

“Transfer and Servicing Agreement” means the Transfer and Servicing Agreement, dated on or about March 27, 2013, among the Company, as Transferor, the Issuer and GM Financial, as Servicer.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated on or about March 27, 2013, between the Company, as Depositor and Deutsche Bank Trust Company Delaware, as Owner Trustee.

(b) The following rules of construction and usage are applicable to this Agreement and any certificate or other document made or delivered pursuant to this Agreement:

(i) All terms used in this Agreement or in any agreement, certificate or other document made or delivered pursuant to this Agreement are defined in this Agreement.

(ii) Accounting terms not defined in this Agreement or in any such agreement, certificate or other document, and accounting terms partly defined in this Agreement or in any such agreement, certificate or other document, to the extent not defined, have the respective meanings given to them under U.S. generally accepted accounting principles as in effect on the date of such agreement. To the extent that the definitions of accounting terms in this Agreement or in any such agreement, certificate or other document are inconsistent with the meanings of such terms under U.S. generally accepted accounting principles, the definitions contained in this Agreement or in any such agreement, certificate or other document will control.

(iii) References in an agreement to “Article,” “Section” or another subdivision or to an attachment are, unless otherwise specified, to an article, section or subdivision of or an attachment to such agreement or instrument; and the term “including” means “including without limitation.”

(iv) The definitions contained in this Agreement are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(v) Any agreement or statute defined or referred to in this Agreement or in any agreement that incorporates this Agreement means such agreement or statute as from time to time amended, modified, supplemented or replaced, including (in the case of agreements) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements) references to all attachments thereto and instruments incorporated therein and (in the case of statutes) any rules and regulations promulgated thereunder and any judicial and administrative interpretations thereof.

(vi) References to a Person are also to its permitted successors and assigns.

(vii) References to deposits, transfers and payments of any amounts refer to deposits, transfers or payments of such amounts in immediately available funds.

(viii) Except where “not less than zero” or similar language is indicated, amounts determined by reference to a mathematical formula may be positive or negative.

ARTICLE II

ORGANIZATION

Section 2.1 Formation, Name, Location of Office.

(a) The name of the limited liability company formed hereby is GMF Wholesale Receivables LLC. The Company has been formed pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State of Delaware by Frank E. Brown III as an “authorized person” within the meaning of the Act. Upon the filing of the Certificate of Formation with the Secretary of State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The principal office of the Company will be 801 Cherry Street, Suite 3500, Fort Worth, Texas, 76102 or such other place or places as the Board may designate.

(b) The Member will execute or cause to be executed all other instruments, certificates, notices and documents, and will do or cause to be done all such filing, recording, publishing and other acts, in each case, as may be necessary or appropriate to comply with all requirements for the formation and/or operation and, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company desires to conduct any activities.

Section 2.2 Registered Office in Delaware.

The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

Section 2.3 Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

Section 2.4 Purposes and Powers.

The nature of the activities or purpose to be conducted or promoted by the Company is to engage exclusively in the following activities, in each case in accordance with the terms of this Agreement:

(a) to acquire from time to time and to own, hold, sell, transfer, assign or pledge (i) receivables or leases arising out of or relating to the sale or lease of new or used automobiles, light-duty and medium-duty trucks, vans or minivans, monies due thereunder, security interests in the motor vehicles financed thereby, proceeds from claims on insurance policies related thereto, (ii) wholesale inventory loans and advances related to motor vehicles, monies due thereunder, security interests in any related vehicles and other collateral securing such obligations, proceeds from claims on insurance policies related thereto, and any related rights, (iii) loans to motor vehicle dealerships, whether to acquire or finance such dealership or the real property used by such dealership, working capital, or any other purpose, monies due thereunder, security interests in any real property, vehicles or parts or other collateral securing such loans, proceeds from claims on insurance policies related thereto, and (iv) any related rights and any proceeds or further rights associated with any of the foregoing (collectively, the “Receivables”);

(b) to enter from time to time into any agreement providing for the sale, transfer, assignment or pledge of Receivables and to perform its obligations under such agreement;

(c) to enter from time to time into any agreement relating to any Receivables that provides for the administration, servicing and collection of amounts due on such Receivables and to perform its obligations under such agreement;

(d) to authorize, issue, sell and deliver Securities, provided that the Company will have no liability under any such Securities except to the extent of representations and warranties made by the Company with respect to the Receivables securing or collateralizing such Securities and provided, further, that each series of Securities issued by the Issuer will bear its own trustee fees and servicer fees;

(e) to execute from time to time all instruments and documents necessary for the Company to form the Issuer, including entering into, on behalf of the Company, the Trust Agreement, and to pay the organizational, start-up, transactional and other administrative expenses of the Issuer;

(f) to terminate the Issuer as permitted by the organizational documents of the Issuer and the Basic Documents and to repurchase the property of the Issuer, to the extent and in the manner permitted by the Trust Agreement and the Basic Documents;

(g) to prepare, and, if necessary or desirable, to file with the Commission, prospectuses, registration statements, periodic reports, private placement memoranda and offering documents relating to or in connection with the issuance and sale of Securities and otherwise in connection with the activities permitted under this Section 2.4;

(h) to enter into any agreement with an insurer or guarantor (a “Guarantor”) relating to the insurance or guaranty of any Security and which may include provisions for reimbursement by the Company for payment made in connection with any such insurance or guaranty or the pledge of collateral for the benefit of such Guarantor;

(i) to issue limited liability company interests having the rights and preferences set forth in this Agreement; and

(j) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (i) above.

Section 2.5 Banking Activities.

Without limiting the generality of Section 2.4, the Member and each of the Authorized Officers is authorized to act on behalf of the Company and in its name:

(a) to establish bank accounts on behalf of the Company (each, a “Company Account”);

(b) to sign checks, drafts, instruments, bills of exchange, acceptances and/or other orders for the payment of money from any Company Account;

(c) to endorse checks, instruments, evidences of indebtedness, and orders payable, owned or held by the Company;

(d) to accept drafts, acceptances, instruments and/or other evidences of indebtedness payable at or through the bank at which any Company Account is maintained (each, a “Bank”);

(e) to waive presentment, demand, protest and notice of protest or dishonor of any check(s), instrument(s), draft(s), acceptance(s), or other evidences of indebtedness made, drawn or endorsed by the Company;

(f) to otherwise deal with each Bank in connection with the foregoing activities on behalf of the Company;

(g) to enter into one or more agreements with the Bank, which will be deemed to govern the Company Accounts established at such Bank;

(h) to authorize the purchase, on behalf of the Company, of CDs, bonds, notes and other such savings instruments from each Bank;

(i) to obtain, on behalf of the Company, other related services from any Bank, such as the rental of safe deposit boxes from such Bank, obtaining of night depository services, routine cash management services, and the like, which will be governed by night depository agreement(s), safe deposit box lease agreement, and any other such agreement(s) contained on the application or signature cards pertaining to any such services offered to the Company by such Bank, as amended from time to time;

(j) to sign and execute signature cards, applications and forms as any Bank will deem appropriate, from time to time, in connection with the opening and maintaining of Company Accounts at such Bank and/or obtaining any of the aforementioned additional related services; and

(k) to execute applications for the issuance of any savings instrument in the name of the Company.

Section 2.6 Execution of Documents. The Member is authorized and empowered to execute and deliver, on behalf of the Company, as attorney-in-fact or otherwise, any and all documents, agreements and other instruments, including any registration statement to be filed with the Commission or otherwise, on behalf of the Company. The Member is authorized and empowered to prepare for filing in connection with such registration statement, balance sheets, income statements and any other financial statements for the Company.

Section 2.7 Conduct of Operations. (a) Notwithstanding any other provision of this Agreement and any provision of Applicable Law that otherwise so empowers the Company, the Company will not do any of the following:

(i) engage in any activity other than a Permitted Transaction;

(ii) become or remain liable, directly or contingently, in connection with any indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or purchase, agreement to supply or advance funds, or otherwise, except in connection with Permitted Transactions;

(iii) make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate other than in connection with Permitted Transactions except that the Company will not be prohibited under this clause (a)(iii) from causing a distribution of cash to the Member, and the Member will not be prohibited under this clause (a)(iii) from making capital contributions to the Company;

(iv) enter into any transaction or merger or consolidation with or into any other entity, or convey its properties and assets substantially as an entirety to any entity, other than with respect to a Permitted Transaction, unless (A) the entity (if other than the Company) formed as a result of or surviving such consolidation or merger, or which acquires the properties and assets of the Company is (i) organized and existing under the laws of the State of Delaware, (ii) expressly assumes all of the Company’s obligations under the Basic Documents and (iii) is governed under a charter document containing provisions substantially identical to Section 2.4 and this Section 2.7, (B) the Company has complied with its obligations under the Basic Documents with respect to such transaction and (C) immediately after giving effect to such merger, consolidation or sale of assets, no default or event of default by or relating to the Company will have occurred and be continuing under any material agreement to which the Company is a party;

(v) become party to, or permit any of its properties to be bound by, any indenture, mortgage, instrument, contract, agreement, lease or other undertaking, with the exception of any document relating to a Permitted Transaction; or

(vi) amend, modify, alter, change or repeal any provision of Section 2.4 or this Section 2.7, except that the Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Formation or this Agreement in a manner now or hereafter required under the Act, and all rights conferred upon the Member herein are granted subject to this reservation.

(b) The Company will at all times:

(i) maintain its existence as a limited liability company and remain in good standing under the laws of the State of Delaware;

(ii) observe all limited liability company procedures required by this Agreement and such others, if any, as may be from time to time required by the Act;

(iii) ensure that (A) the activities and affairs of the Company are at all times managed by or under the direction of the Board, (B) the Board will have duly authorized all actions requiring such authorization, (C) when required by Applicable Law or by this Agreement, the Company will have obtained the proper authorization for action from the Member and (D) the Board includes at least one Independent Manager at all times;

(iv) maintain the Company’s books, financial statements, accounting records and other limited liability company documents and records separate from those of the Member, any Affiliate thereof or any other Person;

(v) not commingle the assets of the Company with those of the Member or any Affiliate thereof (except as contemplated in the Basic Documents);

(vi) not hold itself out as being liable for the debts of another;

(vii) maintain its bank accounts, books of account and payroll (if any) separate from those of its Affiliates, the Member or any of the Member’s Affiliates or any other Person and ensure that its funds and other assets will at all times be readily distinguishable from the funds and other assets of its Affiliates, the Member and any of the Member’s Affiliates or any other Person;

(viii) act solely in its own name and through its own Managers and agents so as not to mislead others as to its identity or the identity of any Affiliate and correct any known misunderstanding regarding its separate identity, and conduct all oral and written communications of the Company, including letters, invoices, contracts, statements and applications solely in the name of the Company;

(ix) separately manage its liabilities from those of the Member or any Affiliate thereof and pay its own liabilities, including all administrative expenses, from its own separate assets, except that (A) the Member or any Affiliate thereof may pay certain of the organizational costs of the Company, and the Company will reimburse the Member or any such Affiliate for its allocable portion of shared expenses paid by the Member or such Affiliate, and (B) the Member may pay fees and expenses and indemnify parties pursuant to this Agreement;

(x) at all times maintain an arm’s length relationship with any Affiliates;

(xi) take such actions as are necessary to ensure that no Independent Manager may at any time serve as a trustee in bankruptcy for the Company or any of its Affiliates;

(xii) not create, incur or assume any indebtedness or issue any security (other than limited liability company interests in the Company) unless the holders thereof, or sell or transfer any assets to any Person unless such holder or transferee agrees or is deemed to have agreed to not file or join in filing any bankruptcy petition against the Company prior to the end of the period that is one year and one day after all of the debt and other obligations of the Company are paid in full and agree it will not cooperate with or encourage others to file a bankruptcy petition against the Company during the same period. Notwithstanding the foregoing, the Member may institute bankruptcy proceedings on behalf of the Company in accordance with Section 4.3(c)(v);

(xiii) have a sufficient number of Managers and Authorized Officers to manage its operations; and

(xiv) maintain adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the Member to make any additional capital contribution to the Company.

(c) The Company will abide by all limited liability company formalities, including the maintenance of current minute books, and the Company will cause its financial statements and any financial statements of any other Person which includes the Company to be prepared in a manner that indicates the separate existence of the Company and its assets and liabilities. The Board will make decisions with respect to the activities and operations of the Company independent of and not dictated by the Member or any Affiliate of the Member (without limiting any rights exercised by the Member in such capacity under this Agreement or under the Act).

(d) Notwithstanding any provision in this Agreement to the contrary, the Company, by or through any Authorized Officer, in its own capacity (i) may pay fees and expenses of and indemnify trustees relating to the issuance of any Securities and (ii) may indemnify any underwriter, placement agent, initial purchaser for resale or other Person performing similar functions in connection with the issuance of any Securities.

(e) The Company, by or through any Authorized Officer, may enter into and perform the Basic Documents and all other documents, agreements, certificates, or financing statements relating to the Permitted Transactions, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement (including Section 2.7(a)). The foregoing authorization is not a restriction on the powers of any Authorized Officer of the Company to enter into other agreements on behalf of the Company.

Section 2.8 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

Section 2.9 Liability to Third Parties. Except as otherwise expressly provided by the Act, none of the Member, any Manager or any Authorized Officer, or any Affiliate of any such Person (other than the Company), will be liable for the debts, obligations or liabilities of the Company (whether arising in contract, tort or otherwise), including, under a judgment, decree or order of a court, by reason of being a Member, a Manager, an Authorized Officer or an Affiliate of any such Person.

Section 2.10 Limited Liability and Bankruptcy Remoteness. Until the expiration of the period of one year and one day after the payment in full of all debt of the Company and all Securities, the activities and affairs of the Company will be operated in such a manner as the Board and the Authorized Officers deem reasonable and necessary or appropriate to preserve (a) the limited liability of the Member and its Affiliates, (b) the bankruptcy-remote status of the Company and (c) the separateness of the Company from the business of the Member and its Affiliates.

Section 2.11 Term. Unless terminated in accordance with this Agreement and the Act, the Company will have perpetual existence.

Section 2.12 Special Member. Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (a) an assignment by the Member of all of its Percentage Interest and the admission of the transferee pursuant to Sections 7.3(a) and 7.3(c), or (b) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 7.3(b) and 7.3(c)), each person acting as an Independent Manager pursuant to Section 4.3 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 4.2; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to Section 4.3 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to Section 4.3 shall not be a member of the Company.

ARTICLE III

THE MEMBER

Section 3.1 The Member. The name and address of the Member is as follows:

AmeriCredit Financial Services, Inc. d/b/a GM Financial

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: 817-302-7000

Facsimile: 817-302-7940

Section 3.2 Powers of the Member. The Member (acting in its capacity as such) will have the authority to take all actions specifically enumerated in this Agreement.

ARTICLE IV

MANAGEMENT OF COMPANY;

THE BOARD; OFFICERS

Section 4.1 General Management of the Company. (a) Subject to Section 4.3(a) and to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business, properties and affairs of the Company will be managed by the Board of Managers (the “Board”). Without limiting the generality of the foregoing, the Board will have the power to appoint officers of the Company, to appoint and direct agents, to grant general or limited authority to officers, employees and agents of the Company, and to make, execute and deliver contracts and other instruments and documents in the name and on behalf of the Company, subject to and in accordance with this Agreement.

(b) The Board shall at all times have the power and authority to execute, deliver and file with the Commission in the name of the Company one or more registration statements in connection with the offering of Securities. The Board will also have the power and authority to execute, deliver and file with the Commission in the name of the Company such other documentation that is required to be executed, delivered and filed with the Commission from time to time under the Securities Act or the Exchange Act in connection with the offering of, or otherwise in connection with, any Securities.

Section 4.2 Appointment and Term. Subject to Section 4.3, the Member will be entitled to appoint persons to serve as the members (each, a “Manager”) of the Board. Managers will serve until their respective successors are appointed by the Member or until their earlier death, disability, resignation, retirement or removal. Each Manager will constitute a “manager” within the meaning of Section 18-101 of the Act. Each Manager will be vested solely with the authority set forth in this Agreement. Each Manager shall execute a counterpart of this Agreement agreeing to be bound hereby.

Section 4.3 Number; Independent Manager.

(a) The number of Managers which will constitute the whole Board will not be less than one nor more than fifteen. The exact number of Managers will be determined by the Member, subject to Section 4.3(b). The initial Board will consist of four Managers, at least one of which will be an Independent Manager, and who will be:

David V. DeAngelis, as an Independent Manager

Daniel E. Berce

Chris A. Choate

J. Michael May

(b) The Board will include one Independent Manager, and no action requiring the unanimous consent of the Board may be taken unless the Independent Manager approves such action. Except as provided in Section 4.3(c), any action permitted or required to be taken by the Board may be taken by a simple majority of the Board excluding the Independent Manager; provided, however, that the Board may delegate the day-to-day management of the Company to an individual or entity which may or may not be a Manager. When voting on matters subject to the vote of the Board, including those matters specified in Section 4.3(c), notwithstanding that the Company is not then insolvent, each Manager, including the Independent Manager, will, to the fullest extent permitted by Applicable Law, owe its primary fiduciary duty to the Company, including its creditors and the Member.

(c) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board or any other Person on behalf of the Company, none of the Member, the Board or any other Person on behalf of the Company will, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Board (including the Independent Manager), do any of the following:

(i) amend Section 2.4 to permit the Company to engage in any activity other than those set forth in Section 2.4 prior to any such amendment;

(ii) engage in any activity other than those set forth in Section 2.4;

(iii) amend this Section 4.3(c) or any of Section 2.7, Section 2.9, Section 2.10, Section 2.11, Section 4.3(b), Section 4.8, Section 7.1, Section 7.2, or Section 7.9 or the definition of any terms used in such Sections;

(iv) to the fullest extent permitted by Applicable Law, dissolve or liquidate, in whole or in part, consolidate or merge with or into any other Person or convey or transfer its properties and assets substantially as an entirety to any other Person; or

(v) take any Material Action.

(d) Meetings of the Board may be called by any Manager upon two (2) days prior notice to each other Manager. The presence of a majority of the Managers then in office will constitute a quorum at any meeting of the Board. Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without prior notice if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.

Section 4.4 Power to Bind Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as otherwise provided in this Agreement, only the Managers and Authorized Officers of the Company (acting in their capacities as such) will have the authority to bind the Company to any third party with respect to any matter.

Section 4.5 Restrictions on the Power of the Managers. Except as permitted by and in accordance with Section 4.3(c), none of the Managers will have the authority to:

(a) cause the Company to do any acts in violation of or in breach of any agreement entered into by the Company;

(b) take any action in contravention of the Act, the Certificate of Formation or this Agreement;

(c) to the fullest extent permitted by Applicable Law, take any action that would make it impossible to carry on the ordinary activities of the Company;

(d) knowingly perform any act that would subject the Member to loss of limited liability in any jurisdiction; or

(e) take any action to amend or modify the Certificate of Formation or this Agreement.

Section 4.6 Duties and Obligations of the Managers.

(a) Except with respect to an action taken in accordance with Section 4.3(c)(iv), as long as any Securities are outstanding, the Board will take all action that may be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to engage in the activities in which it is engaged).

(b) Each Manager will devote to the Company’s activities such time as he or she deems necessary to conduct the Company’s activities in an appropriate manner.

(c) The Board will use its best efforts, in the conduct of the Company’s activities and business, to put all Persons with whom the Company deals on notice that the Member is not liable for the Company’s obligations and all agreements to which the Company is a party will include a statement to the effect that the Company is a limited liability company formed under the Act. However, the failure to include such a statement in an agreement to which the Company is a party will not affect the Company’s power and authority or authorization to enter into such agreement.

(d) The Board will prepare or cause to be prepared and will file or cause to be filed on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Company. The Board will cause the Company to pay any taxes payable by the Company. However, the Board will not be required to cause the Company to pay any tax so long as the Company is contesting in good faith and by appropriate legal proceedings the validity, applicability or amount of such tax and such contest does not materially endanger any right or interest of the Company.

(e) The Board will, from time to time, submit, or cause to be submitted, to any appropriate state securities administrator all documents, papers, statistics and reports required to be filed with or submitted to such state securities administrator.

(f) The Board will use its best efforts to cause the Company to be qualified to engage in investment activities in connection with Permitted Transactions, or be registered under any applicable assumed or fictitious name statute or similar law in any State in which the Company then makes investments or transacts business, if such qualification or registration is necessary or desirable in order to protect the limited liability of the Member or to permit the Company lawfully to own or make investments or transact business.

Section 4.7 Resignation. Any Manager may resign at any time upon notice of resignation to the Member. If there is no Independent Manager after such resignation, the Member will promptly appoint another Independent Manager. Any resignation will be effective immediately unless a date certain is specified for it to take effect, in which event it will be effective upon such date, and acceptance of any resignation will not be necessary to make it effective, irrespective of whether the resignation is tendered subject to such acceptance.

Section 4.8 Removal of Managers. The Member may remove any Manager, either for or without cause; provided that, not less than five (5) days prior to the effectiveness thereof, the Member shall provide any notice of the decision to appoint a new Person as the Independent Manager hereunder that may be required under the Basic Documents, which notice shall include a certification by the Member that the Person to be so appointed satisfies the criteria set forth in the definition herein of “Independent Manager”; provided, further, that the Member shall not remove the Independent Manager unless, immediately upon the effectiveness thereof, a replacement Independent Manager shall have been appointed in accordance herewith and shall have accepted such appointment.

Section 4.9 Filling of Vacancies. In the case of any increase in the number of Managers, or of any vacancy in the Board, subject to Section 4.3, the Member will appoint the additional Manager or Managers.

Section 4.10 Managers’ Compensation. Any or all Managers may receive such reasonable compensation for their services, whether in the form of salary or otherwise, with expenses, if any, as the Board may reasonably determine. Any such compensation and expense will be paid by the Member.

Section 4.11 Authorized Officers.

(a) Appointment. The Board, in accordance with Section 4.3(b), may appoint authorized officers (“Authorized Officers”) of the Company, who will have the title and authority to perform the duties as the Board may delegate to them. Each Authorized Officer will hold office for the term that such Authorized Officer is appointed and until his or her successor is duly appointed and qualified or until his or her death, resignation or removal as provided in this Agreement. No Authorized Officer need be a Manager, the Member, a Delaware resident, or a United States citizen. The persons identified on Schedule A hereto are designated as the initial Authorized Officers of the Company, each person having the office indicated opposite their name.

(b) Compensation. The Board from time to time will fix the compensation, if any, of the Authorized Officers.

(c) Power to Act for the Company. Subject to Section 4.3(c), the Authorized Officers of the Company may execute instruments, contracts, agreements and other documents to which the Company is a party and any document to be delivered in connection with, or pursuant to, this Agreement (other than actions required to be taken by the Member pursuant to this Agreement or under Applicable Law).

(d) Removal and Resignation. Any Authorized Officer of the Company may be removed as such, with or without cause, by the Board at any time. Any Authorized Officer of the Company may resign as such at any time upon written notice to the Company. Such resignation will be made in writing and will take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Board. Any vacancy occurring in any office of the Company may be filled by the Board.

(e) Multiple Offices. Any Authorized Officer may hold two or more offices the duties of which can be consistently performed by the same Person.

(f) Duties and Authority. In addition to the foregoing specifically enumerated duties and authority, subject to Section 4.3(c), the Authorized Officers will perform such other duties and may exercise such further authority as the Board may determine or may be assigned to them by any superior Authorized Officer.

(g) Liability of Authorized Officers. To the fullest extent permitted by Applicable Law, no Authorized Officer will be personally liable to the Company, the Member, or any other Person bound by this Agreement for any breach of its duties as an Authorized Officer, except for acts or omissions that involve intentional misconduct, gross negligence or a knowing violation of the law.

Section 4.12 Duties of Managers and Officers.

Except to the extent otherwise provided in this Agreement, each Manager and Authorized Officer of the Company will have a fiduciary duty of loyalty and care similar to that of directors and officers of for profit business organizations organized under the General Corporation Law of the State of Delaware.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

Section 5.1 Capital Structure. Simultaneously with the execution and delivery of this Agreement, the Member will be admitted as member of the Company, with a limited liability company interest of 100% in the Company (the “Percentage Interest”).

Section 5.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contributions in an amount determined by the Board. The Member may, but is not required, to make such additional capital contributions as it may determine in its sole discretion. A capital account will be maintained for the Member, to which contributions and profits will be credited and against which distributions and losses will be charged.

Section 5.3 Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any provision of any Basic Document.

ARTICLE VI

EXCULPATION; LIABILITIES; INDEMNIFICATION

Section 6.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Member, the Managers, or any officers, directors, stockholders, partners, employees, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company or any of its Affiliates will be liable to the Company or any other Person bound by this Agreement for any act or omission (in relation to the Company, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by such Person bound by this Agreement in the reasonable belief that such act or omission is in or not contrary to the best interests of the Company and is within the scope of authority granted to such Person by this Agreement, provided such act or omission does not constitute intentional misconduct, gross negligence or a knowing violation of the law.

Section 6.2 Liabilities; Indemnification. (a) Subject to Section 6.2(f), any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member, Manager, officer, employee, agent or legal representative of the Company (each, an “Indemnified Person”), will be indemnified and held harmless by the Company to the fullest extent legally permissible against all expenses, claims, damages, liabilities and losses (including judgments, interest on judgments, fines, charges, costs, amounts paid in settlement, expenses and attorneys’ fees incurred in investigating, preparing or defending any action, claim suit, inquiry, proceeding, investigation or any appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission), whether pending or merely threatened, whether or not any Indemnified Person is or may be a party thereto, including interest on any of the foregoing (collectively, “Damages”) arising out of, or in connection with, the management or conduct of the business and affairs of the Company, except for any such Damages to the extent that they are found by a court of competent jurisdiction to have resulted from intentional misconduct or gross negligence of the Indemnified Persons or knowing violations by the Indemnified Persons of the law or the express provisions hereof. The Indemnified Parties may consult with counsel and accountants with respect to the affairs of the Company and will be fully protected and justified, to the extent allowed by law, in acting, or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel or accountants.

(b) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, in and of itself, create a presumption that the Person seeking indemnification did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interest of the Company or its creditors, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person’s conduct was unlawful. Entry of a judgment by consent as part of a settlement will not be deemed a final adjudication of liability for intentional misconduct, gross negligence or a knowing violation of the law, nor of any other issue or matter.

(c) Subject to Section 6.2(f), expenses (including attorneys’ fees and disbursements) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount unless it will ultimately be determined that such Person is entitled to be indemnified by the Company. Expenses (including attorneys’ fees and disbursements) incurred by other employees or agents of the Company in defending in any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company upon such terms and conditions, if any, as the Board deems appropriate.

(d) To the fullest extent permitted by Applicable Law, no Manager of the Company will be personally liable to the Company for monetary damages for any breach of fiduciary duty by such person as a Manager. Notwithstanding the foregoing sentence, a Manager will be liable to the Company to the extent provided by Applicable Law (i) for breach of the Manager’s duty of loyalty to the Company or the Member, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Manager derived an improper personal benefit.

(e) The indemnification and advancement of expenses provided by this Section 6.2 will not be deemed exclusive of any other rights to which those seeking indemnification or advancement may by entitled under any agreement, vote of the Board or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and will continue as to a Person who has ceased to be a Manager, employee or agent and will inure to the benefit of the heirs, executors and administrators of such Person.

(f) Any amounts payable by the Company in accordance with this Section 6.2 will be payable solely to the extent of funds available therefor and actually received by the Company under the Basic Documents, from capital contributions or in connection with other Permitted Transactions. The Company’s obligations under this Section 6.2 will not constitute a claim against the Company to the extent that the Company does not have funds sufficient to make payment of such obligations. To the fullest extent permitted by Applicable Law, any claim that an Indemnified Person may have at any time against the Company that it may seek to enforce hereunder will be subordinate to the payment in full (including post-petition interest, in the event that the Company becomes a debtor or debtor in possession in a case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise subject to any insolvency, reorganization, liquidation, rehabilitation or other similar proceedings) of the claims of the holders of any Securities which are collateralized or secured by the assets of the Company.

(g) Amendments: Indemnification. The indemnities contained in Section 6.2 will survive the resignation, removal or termination of any Indemnified Person or the termination of this Agreement. Any repeal or modification of this ARTICLE VI will not adversely affect any rights of such Indemnified Person pursuant to this ARTICLE VI, including the right to indemnification and to the advancement of expenses of an Indemnified Person existing at the time of such repeal or modifications with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Dissolution of the Company.

(a) The Company will be dissolved upon any of the following events:

(i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act; or

(ii) the entry of a decree of judicial dissolution of the Company under the Act.

(b) Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 7.3(a) and 7.3(c), or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 7.3(b) and 7.3(c)), to the fullest extent permitted by Applicable Law, the personal representative of such member is hereby authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member of the Company in the Company.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Bankruptcy of the Member or the Special Member will not cause the Member or the Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company will continue without dissolution.

(d) Notwithstanding any provision to the contrary contained in this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon a Bankruptcy of the Member or the Special Member, or the occurrence of an event that causes the Member or the Special Member to cease to be a member of the Company.

(e) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(f) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 7.2 Amendments.

Subject to Sections 2.7 and 4.3(c), this Agreement and the Certificate of Formation may be amended by the Member. Any such amendment will not, as evidenced by an Opinion of Counsel, cause the Company to be classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes (unless the Company has elected to be so treated).

Section 7.3 Assignments; Additional Members.

(a) The Member may sell, assign or transfer in whole but not in part its Percentage Interest without the consent of the Board or any other Person. Upon the assignment by the Member of all of its limited liability company interest in the Company pursuant to this Section 7.3(a), the assignee will be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission will be deemed effective immediately prior to the assignment and, immediately following such admission, the assignor Member will cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents and this Agreement will, without any further act, be the Member hereunder, and such merger or consolidation will not constitute an assignment for purposes of this Agreement and the Company will continue without dissolution.

(b) Until all obligations of the Company pursuant to the Basic Documents have been satisfied, the Member may not resign, except as permitted under the Basic Documents. If the Member is permitted to resign pursuant to this Section 7.3(b), a new member of the Company shall be admitted to the Company pursuant to Section 7.3(c), upon its execution of an instrument signifying its agreement to be bound by this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission will be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member will cease to be a member of the Company.

(c) One or more additional Members of the Company may be admitted to the Company with the consent of the Member and subject to any restrictions in the Basic Documents.

Section 7.4 Limitations on Rights of Others.

Except as set forth in Article VI, the provisions of this Agreement are solely for the benefit of the Member and the Company and nothing in this Agreement, whether express or implied, will be construed to give to any other Person any legal or equitable right, remedy or claim in the Company or any assets of the Company or under or in respect of this Agreement or any covenants, conditions or provisions contained in this Agreement. Without limiting the generality of the foregoing, none of the provisions of this Agreement will be for the benefit of or enforceable by any creditor of the Company or the Member (other than an Indemnified Person).

Section 7.5 Notices.

All notices, requests, demands, consents or other communications to or from the parties to this Agreement must be in writing and will be deemed to have been given and made, (i) in the case of a letter, upon delivery or, in the case of a letter mailed via registered first class mail, postage prepaid, 3 days after deposit in the mail; (ii) in the case of a facsimile, when receipt is confirmed by telephone or by reply email or reply facsimile from the recipient; (iii) in the case of an email, when receipt is confirmed by telephone or by reply email from the recipient; and (iv) in the case of an electronic posting to a password-protected website, upon printed confirmation of the recipient’s access to such password-protected website, or when notification of such electronic posting is confirmed in accordance with clauses (i) through (iii) above. Unless otherwise specified in this Agreement, any such notice, request, demand, consent or other communication will be delivered or addressed as set forth below or at such other address or facsimile number as any party may designate by notice to the other parties:

AmeriCredit Financial Services, Inc. d/b/a GM Financial

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: 817-302-7000

Facsimile: 817-302-7940

Section 7.6 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement will be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms will be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and will in no way affect the validity or enforceability of the other covenants, agreements, provisions and terms of this Agreement.

Section 7.7 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts may be executed and delivered by facsimile and will be deemed to be an original, and all of which counterparts will constitute but one and the same instrument.

Section 7.8 Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Member and its successors and permitted assigns. Any request, notice, direction, consent, waiver or other instrument or action by the Member will bind the successors and assigns of the Member.

Section 7.9 No Petition.

The Member, by creating this Agreement, hereby covenants and agrees, in its capacity as a creditor of the Company, that it will not at any time institute against the Company, or join in any institution against the Company of, any involuntary bankruptcy, reorganization, moratorium, receivership, conservatorship, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law in connection with any obligations relating to this Agreement or any of the Securities outstanding.

Section 7.10 Headings.

The headings of the various Articles and Sections herein are for convenience of reference only and will not define or limit any of the terms or provisions hereof.

Section 7.11 Governing Law.

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 7.12 Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware on February 22, 2013.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof.

AMERICREDIT FINANCIAL SERVICES, INC. d/b/a/ GM FINANCIAL, as Member

By:	/s/ Frank E. Brown III
Name: Frank E. Brown III
Title: Vice President, Associate Counsel and Assistant Secretary

MANAGERS:

/s/ David V. DeAngelis
David V. DeAngelis, as an Independent Manager

/s/ Daniel E. Berce
Daniel E. Berce, as a Manager

/s/ Chris A. Choate
Chris A. Choate, as a Manager

/s/ J. Michael May
J. Michael May, as a Manager

[Signature Page to Depositor LLC Agreement]

SCHEDULE A

Initial Authorized Officers of the Company

Daniel E. Berce	President and Chief Executive Officer

Chris A. Choate	Executive Vice President, Chief Financial Officer and Treasurer

Susan B. Sheffield	Executive Vice President, Corporate Finance

J. Michael May	Executive Vice President, Chief Legal Officer and Secretary

Connie Coffey	Executive Vice President, Controller

Ellen Billings	Senior Vice President, Accounting and Reporting

Sheli Fitzgerald	Vice President, Corporate Finance

Frederick G. Steer, Jr.	Vice President, Cash Management Services

Frank E. Brown III	Vice President, Associate Counsel and Assistant Secretary

Brandon Ellison	Assistant Vice President, Associate Counsel

Robert T. Pigott III	Assistant Vice President, Corporate Finance

Angela Muzquiz	Assistant Vice President, Cash Management and Financial Analysis